Exhibit 99.1

Answers.com Announces Successful Completion of Acquisition
by AFCV Holdings, LLC

New York, NY, April 14, 2011 – Answers.com, (NASDAQ: ANSW), creators of the leading answer engine Answers.com®, today announced that AFCV Holdings, LLC, a portfolio company of growth equity investor Summit Partners, has consummated the previously announced merger to acquire Answers.com.

On April 14, 2011, Answers.com’s stockholders approved the merger at a special meeting of stockholders.  Pursuant to the definitive merger agreement between Answers.com and AFCV Holdings, dated as of February 2, 2011, Answers.com common stockholders will receive $10.50 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger, other than shares owned by stockholders who have properly exercised appraisal rights.  The holders of Answers.com’s Series A and Series B convertible preferred stock will receive cash consideration based on the number of the common stock into which those shares were convertible at the time of the merger.

Answers.com’s common stock will cease trading on The NASDAQ Capital Market at the close of market today and will be delisted.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Answers.com stock in exchange for the merger consideration.  Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

UBS Investment Bank has acted as exclusive financial advisor and Kramer, Levin, Naftalis & Frankel, LLC as legal advisor to Answers.com. Jefferies & Company, Inc. has served as financial advisor and Wilson Sonsini Goodrich & Rosati, Professional Corporation as legal advisor to AFCV Holdings.

About Answers

Answers Corporation (NASDAQ: ANSW) owns and operates Answers.com, the leading Q&A site. Answers.com is a community-generated social knowledge Q&A platform, leveraging wiki-based technologies. Through the contributions of its large and growing community, answers are improved and updated over time. The award-winning Answers.com also includes content on millions of topics from over 250 licensed dictionaries and encyclopedias from leading publishers, including Houghton Mifflin, Barron's and Encyclopedia Britannica. The site supports English, French, Italian, German, Spanish, and Tagalog (Filipino). (answ-g)

Answers.com is a trademark of Answers Corporation. All other marks belong to their respective owners.

About AFCV Holdings, LLC

AFCV Holdings, LLC, a portfolio company of growth equity investor Summit Partners, was established in 2007 to build, acquire, and operate a broad range of independent Internet technologies, businesses, and resources that connect consumers seeking advice with the most relevant and comprehensive content from both experts and consumer communities.

For Answers.com:

Investor Contact:

Okapi Partners
Steve Balet
(212) 297-0720
sbalet@okapipartners.com

For AFCV Holdings, LLC:

ICR
Michael Fox
(203) 682-8218
Michael.Fox@icrinc.com

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